                                                                    EXHIBIT 99.1

                            Alberto-Culver Company
                           Quarterly Financial Data


Unaudited quarterly consolidated statement of earnings information for the years ended September 30, 1997 and 1996 are summarized below (in thousands, except per share amounts):

                                                        1st          2nd         3rd         4th
                                                      Quarter      Quarter     Quarter     Quarter
                                                      --------     -------     -------     -------
1997 As Reported:
Net sales                                             $426,105     439,577     456,210     453,366
Cost of products sold                                 $215,388     218,057     226,734     220,237
Net earnings                                          $ 26,588      17,781      19,210      21,838
Earnings per share (1):
     Basic                                                $.48         .32         .34         .39
     Diluted                                              $.44         .29         .32        . 36

1997 Pro Forma (2):
Net earnings before non-recurring gain                $ 16,777      17,781      19,210      21,838
Earnings per share before non-recurring gain (1):
     Basic                                                $.30         .32         .34         .39
     Diluted                                              $.28         .29         .32        . 36

1996:
Net sales                                             $347,638     396,146     415,554     431,071
Cost of products sold                                 $178,343     200,459     208,526     217,752
Net earnings                                          $ 12,875      14,469      16,452      18,948
Earnings per share (1):
     Basic                                                $.23         .26         .30         .34
     Diluted                                              $.22         .24         .28        . 32

(1) Earnings per share have been restated to comply with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share", which the company adopted in the first quarter of fiscal year 1998.

(2) Excludes a non-recurring gain in the first quarter of $9.8 million representing $.18 basic earnings per share and $.16 diluted earnings per share.